VBI Vaccines Announces Results of Annual General Meeting

CAMBRIDGE, Mass. (June 13, 2019) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI” or the “Company”), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced the voting results from its annual general meeting of shareholders held on June 13, 2019 (the “Meeting”).

The total number of common shares of the Company (“Common Shares”) represented by shareholders (“Shareholders”) present in person or represented by proxy at the Meeting was an aggregate of 63,598,732 Common Shares, representing 65.12% of VBI’s issued and outstanding Common Shares as of the record date for the Meeting, April 23, 2019.

The voting results with respect to each of the following seven director nominees, as described in the Company’s proxy statement dated April 29, 2019 (the “Proxy Statement”), all of whom previously served as directors of the Company, were as follows:

Nominee	Votes For	%	Votes Withheld	%
Steven Gillis	32,233,499	90.29%	3,466,784	9.71%
Joanne Cordeiro	32,241,065	90.31%	3,459,218	9.69%
Michel De Wilde	32,235,097	90.29%	3,465,186	9.71%
Tomer Kariv	32,235,460	90.29%	3,464,823	9.71%
Blaine McKee	32,230,666	90.28%	3,469,617	9.72%
Jeffrey Baxter	31,937,470	89.46%	3,762,813	10.54%
Christopher McNulty	32,207,111	90.22%	3,493,172	9.78%

Each of the other matters put forward before the Shareholders for consideration and approval at the Meeting, as described in the Proxy Statement, were duly approved by the requisite number of votes. The Shareholders voted in favor of appointing EisnerAmper LLP as VBI’s independent registered public accounting firm for the ensuing year and authorizing the audit committee of VBI’s board of directors to fix its remuneration.

Additional information regarding the results of all matters voted upon at the Meeting may be found in the Company’s SEC and SEDAR filings.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with the only commercially-approved trivalent hepatitis B vaccine, Sci-B-Vac®, which is approved for use in Israel and 10 other countries and is currently in a Phase 3 program in the U.S., Europe, and Canada, and with an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. Integrating its cytomegalovirus (CMV) expertise with the eVLP platform technology, VBI’s lead eVLP program candidates include a prophylactic CMV vaccine candidate and a glioblastoma (GBM) vaccine immunotherapeutic candidate. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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VBI Contact

Nicole Anderson

Associate, Corporate Communications

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Investor Contact

Nell Beattie

Chief Business Officer

Email: ir@vbivaccines.com

VBI Media Contact

Burns McClellan, Inc.

Robert Flamm, Ph.D.

Phone: (212) 213-0006

Email: rflamm@burnsmc.com